CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-204085, No. 333-196457, No. 333-135666, No. 333-88228 and No. 333-88224) and Form S-3 (No. 333-218281 and No. 333-218278) of Sterling Construction Company, Inc. of our report dated May 23, 2017 relating to the financial statements of Tealstone Commercial, Inc. and Affiliate as of December 31, 2016 and 2015 and for the three years ended December 31, 2016, which appears in this Current Report on Form 8-K/A of Sterling Construction Company, Inc. dated June 16, 2017.

Perryman Chaney Russell, LLP

/s/ Perryman Chaney Russell, LLP
Dallas, Texas
June 16, 2017